bcen
Exhibit 24.1

CONFIRMING STATEMENT

This statement confirms that the undersigned, Boran Buturovic, has authorized and designated Thomas Peeney, Brian Hurley and Waheed Olowa to execute and file on the undersigned behalf of all forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with U.S. Securities Exchange Commission as a result of the undersigned ownership of or transactions in securities of Center Coast Brookfield MLP and Energy Infrastructure Fund (the Company). The authority of
Thomas Penney, Brian Hurley and Waheed Olowa under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Thomas Peeney, Brian Hurley and Waheed Olowa are not assuming, nor is the aforementioned Company assuming, any of the undersigned responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	January 25, 2021

/s/ Boran Buturovic

Boran Buturovic